                                                                   EXHIBIT 10.16

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                            ASSET PURCHASE AGREEMENT

                                 by and between

                          Noble Drilling Corporation,

                             Noble Properties, Inc.

                                      and

                          Noble Drilling (Canada) Ltd.

                                      and

                            Nabors Industries, Inc.





                               November 15, 1996
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
                               TABLE OF CONTENTS

                                                                            Page
PARTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

RECITALS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

ARTICLE I -- CERTAIN DEFINITIONS  . . . . . . . . . . . . . . . . . . . . .    1

ARTICLE II -- PURCHASE AND SALE OF ASSETS . . . . . . . . . . . . . . . . .    4
         2.1     Assets to be Purchased . . . . . . . . . . . . . . . . . .    4
         2.2     Excluded Assets  . . . . . . . . . . . . . . . . . . . . .    5
         2.3     Assumed Liabilities  . . . . . . . . . . . . . . . . . . .    6
         2.4     Limitation on Assignments  . . . . . . . . . . . . . . . .    6
         2.5     Delivery of Records  . . . . . . . . . . . . . . . . . . .    6

ARTICLE III -- PURCHASE PRICE . . . . . . . . . . . . . . . . . . . . . . .    7
         3.1     Consideration for the Purchased Assets . . . . . . . . . .    7
         3.2     Buyer's Default  . . . . . . . . . . . . . . . . . . . . .    7
         3.3     Return of Deposit  . . . . . . . . . . . . . . . . . . . .    8
         3.4     Allocation of Purchase Price . . . . . . . . . . . . . . .    8

ARTICLE IV -- THE CLOSING . . . . . . . . . . . . . . . . . . . . . . . . .    8
         4.1     Time and Place of Closing  . . . . . . . . . . . . . . . .    8
         4.2     Deliveries by Sellers  . . . . . . . . . . . . . . . . . .    8
         4.3     Deliveries by Buyer  . . . . . . . . . . . . . . . . . . .    9

ARTICLE V -- REPRESENTATIONS AND WARRANTIES OF SELLERS  . . . . . . . . . .    9
         5.1     Organization and Existence . . . . . . . . . . . . . . . .    9
         5.2     Authority; Etc . . . . . . . . . . . . . . . . . . . . . .    9
         5.3     No Violations  . . . . . . . . . . . . . . . . . . . . . .   10
         5.4     Ownership of   . . . . . . . . . . . . . . . . . . . . . .   10
         5.5     Inventory  . . . . . . . . . . . . . . . . . . . . . . . .   10
         5.6     Contracts  . . . . . . . . . . . . . . . . . . . . . . . .   11
         5.7     Litigation . . . . . . . . . . . . . . . . . . . . . . . .   11
         5.8     Governmental Approval  . . . . . . . . . . . . . . . . . .   11
         5.9     Compliance With Laws . . . . . . . . . . . . . . . . . . .   12
         5.10    Employees and Related Matters  . . . . . . . . . . . . . .   12
         5.11    Real Property  . . . . . . . . . . . . . . . . . . . . . .   12
         5.12    Environmental Matters  . . . . . . . . . . . . . . . . . .   12
         5.13    No Brokers . . . . . . . . . . . . . . . . . . . . . . . .   13
         5.14    Decrees, etc.  . . . . . . . . . . . . . . . . . . . . . .   13
         5.15    Performance Bonds; Letters of Credit . . . . . . . . . . .   13

ARTICLE VI -- REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . . . . . .   13
         6.1     Organization and Existence . . . . . . . . . . . . . . . .   13
         6.2     Authority; Etc . . . . . . . . . . . . . . . . . . . . . .   13
         6.3     No Violations  . . . . . . . . . . . . . . . . . . . . . .   14
         6.4     Governmental Approval  . . . . . . . . . . . . . . . . . .   14
         6.5     Litigation . . . . . . . . . . . . . . . . . . . . . . . .   15
         6.6     No Brokers . . . . . . . . . . . . . . . . . . . . . . . .   15
         6.7     Certain Knowledge Regarding Assignment of Contracts  . . .   15

ARTICLE VII -- CONDITIONS TO THE OBLIGATIONS OF SELLERS . . . . . . . . . .   15
         7.1     Accuracy of Representations and Warranties . . . . . . . .   15
         7.2     Covenants and Agreements Performed . . . . . . . . . . . .   15
         7.3     Officer's Certificate  . . . . . . . . . . . . . . . . . .   15
         7.4     Legal Opinion  . . . . . . . . . . . . . . . . . . . . . .   15
         7.5     HSR Act  . . . . . . . . . . . . . . . . . . . . . . . . .   15

ARTICLE VIII -- CONDITIONS TO THE OBLIGATIONS OF BUYER  . . . . . . . . . .   16
         8.1     Accuracy of Representations and Warranties . . . . . . . .   16
         8.2     Covenants and Agreements Performed . . . . . . . . . . . .   16
         8.3     Officer's Certificate  . . . . . . . . . . . . . . . . . .   16
         8.4     Legal Opinion  . . . . . . . . . . . . . . . . . . . . . .   16
         8.5     HSR Act  . . . . . . . . . . . . . . . . . . . . . . . . .   16

ARTICLE IX -- COVENANTS AND AGREEMENTS OF THE PARTIES BEFORE,
         RELATING TO AND SUBSEQUENT TO THE CLOSING  . . . . . . . . . . . .   16
         9.1     Expenses . . . . . . . . . . . . . . . . . . . . . . . . .   16
         9.2     HSR Act Compliance . . . . . . . . . . . . . . . . . . . .   16
         9.3     Access . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         9.4     Conduct of Business and Preservation of Assets . . . . . .   17
         9.5     Transition of Business Operations  . . . . . . . . . . . .   17
         9.6     Litigation . . . . . . . . . . . . . . . . . . . . . . . .   17
         9.7     Certain Taxes  . . . . . . . . . . . . . . . . . . . . . .   18
         9.8     Actions with Respect to Closing  . . . . . . . . . . . . .   18
         9.9     Public Statements  . . . . . . . . . . . . . . . . . . . .   18
         9.10    Books and Records  . . . . . . . . . . . . . . . . . . . .   18
         9.11    Purchased Asset Loss . . . . . . . . . . . . . . . . . . .   19
         9.12    Use of Name  . . . . . . . . . . . . . . . . . . . . . . .   19
         9.13    Continued Effectiveness of Representations
                 and Warranties . . . . . . . . . . . . . . . . . . . . . .   19
         9.14    Performance Bonds; Import Duties . . . . . . . . . . . . .   19
         9.15    Post-Closing Collection, Payment and
                 Administrative Procedures  . . . . . . . . . . . . . . . .   20
         9.16    Removal of Certain Purchased Assets  . . . . . . . . . . .   20

ARTICLE X -- EMPLOYEES  . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         10.1    Employees  . . . . . . . . . . . . . . . . . . . . . . . .   20

ARTICLE XI -- TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . .   21
         11.1    Termination  . . . . . . . . . . . . . . . . . . . . . . .   21
         11.2    Effect of Termination  . . . . . . . . . . . . . . . . . .   22

ARTICLE XII -- EXTENT AND SURVIVAL OF REPRESENTATIONS,
         WARRANTIES, COVENANTS AND AGREEMENTS . . . . . . . . . . . . . . .   22
         12.1    Scope of Representations of Sellers  . . . . . . . . . . .   22
         12.2    Indemnification by Parent  . . . . . . . . . . . . . . . .   23
         12.3    Indemnification by Buyer . . . . . . . . . . . . . . . . .   23
         12.4    Indemnification Procedure  . . . . . . . . . . . . . . . .   23
         12.5    Survival . . . . . . . . . . . . . . . . . . . . . . . . .   24
         12.6    Tax Benefits; Insurance Proceeds . . . . . . . . . . . . .   24
         12.7    Applicability of Indemnification Obligation  . . . . . . .   24

ARTICLE XIII -- MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . .   25
         13.1    Notices  . . . . . . . . . . . . . . . . . . . . . . . . .   25
         13.2    Entire Agreement . . . . . . . . . . . . . . . . . . . . .   26
         13.3    Amendments and Waiver; Rights and Remedies . . . . . . . .   26
         13.4    Governing Law  . . . . . . . . . . . . . . . . . . . . . .   26
         13.5    Binding Effect; Assignment . . . . . . . . . . . . . . . .   26
         13.6    Counterparts . . . . . . . . . . . . . . . . . . . . . . .   27
         13.7    References . . . . . . . . . . . . . . . . . . . . . . . .   27
         13.8    Severability of Provisions . . . . . . . . . . . . . . . .   27
         13.9    Gender . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         13.10   Descriptive Headings . . . . . . . . . . . . . . . . . . .   27





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
                            ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT (this "Agreement") is dated as of November 15, 1996, by and between Nabors Industries, Inc., a Delaware corporation ("Buyer"), and Noble Drilling Corporation, a Delaware corporation ("Parent"), Noble Properties, Inc., an Oklahoma corporation ("Noble-Properties"), and Noble Drilling (Canada) Ltd., an Alberta, Canada corporation ("Noble-Canada" and, together with Parent and Noble-Properties, sometimes referred to herein, collectively, as "Sellers" and, individually, as a "Seller");

                              W I T N E S S E T H:

         WHEREAS, Buyer desires to purchase the Purchased Assets (as hereinafter defined) from Sellers; and

         WHEREAS, Sellers desire to sell the Purchased Assets to Buyer in exchange for the payment by Buyer of the Purchase Price (as hereinafter defined) and the assumption by Buyer of the Assumed Liabilities (as hereinafter defined);

         NOW, THEREFORE, in consideration of the premises and the mutual terms, covenants and conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I

                              CERTAIN DEFINITIONS

         As used in this Agreement, the following terms have the following respective meanings:

         "Affiliate" means, as to the person specified, any person controlling, controlled by or under common control with such person, with the concept of control in such context meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise.

         "Agreement" has the meaning specified in the preamble.

         "Applicable Environmental Laws" has the meaning specified in Section 5.12(b).

         "Applicable Laws" has the meaning specified in Section 5.9.

         "Assumed Liabilities" has the meaning specified in Section 2.3.





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
         "Best Efforts" means a party's best efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.

         "Business Day" means a day on which national banks are generally open for the transaction of business in Houston, Texas.

         "Buyer" has the meaning specified in the preamble.

         "Buyer Basket" has the meaning specified in Section 12.2.

         "Buyer Designee" has the meaning specified in Section 13.5(b)(ii).

         "Claims" has the meaning specified in Section 12.2.

         "Closing" means the consummation of the transactions contemplated by
Article II of this Agreement in accordance with the terms and upon the conditions set forth in Article II.

         "Closing Date" has the meaning specified in Section 4.1.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Consent Required Contract" has the meaning specified in Section 2.4.

         "Deeds" has the meaning specified in Section 4.2(b).

         "Deposit" has the meaning specified in Section 3.1(a).

         "Drilling Contract" has the meaning specified in Section 2.1(f)(i).

         "Employees" has the meaning specified in Section 10.1(a).

         "Encumbrances" means liens, charges, pledges, options, mortgages, security interests, claims, easements, rights-of-way, servitudes, title defects and other encumbrances of every type and description, whether imposed by law, agreement, understanding or otherwise.

         "Environmental Claims" has the meaning specified in Section 12.3.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" has the meaning specified in Section 5.10.





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
         "Escrow Agent" has the meaning specified in Section 3.1(a).

         "Escrow Agreement" has the meaning specified in Section 3.1(a).

         "Excluded Assets" has the meaning specified in Section 2.2.

         "General Assignment" has the meaning specified in Section 4.2(a).

         "Governmental Entity" means any court or tribunal in any jurisdiction (domestic or foreign) or any public, governmental or regulatory body, agency, department, commission, board, bureau or other authority or instrumentality (domestic or foreign).

         "hazardous material" has the meaning specified in Section 5.12(b).

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

         "Indemnified Party" has the meaning specified in Section 12.4.

         "Indemnifying Party" has the meaning specified in Section 12.4.

         "Inventory" has the meaning specified in Section 2.1(c).

         "Leases" has the meaning specified in Section 2.1(d).

         "Marketed Rigs" has the meaning specified in Section 2.1(a).

         "Noble-Canada" has the meaning specified in the preamble.

         "Noble-Properties" has the meaning specified in the preamble.

         "Nonassigned Contract" has the meaning specified in Section 2.4.

         "Other Contract" has the meaning specified in Section 2.1(f)(ii).

         "Parent" has the meaning specified in the preamble.

         "Permits" has the meaning specified in Section 2.1(e)(ii).

         "Permitted Encumbrances" means (i) Encumbrances for taxes, assessments and governmental charges not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings; (ii) statutory liens arising in the ordinary course of business relating to obligations as to which there is no default on the part of Sellers, excluding any mortgage; (iii) the Drilling Contracts, Other Contracts and

Leases; and (iv) any other Encumbrances which in the aggregate do not exceed $50,000; provided, however, that at the Closing "Permitted Encumbrances" shall not include any Encumbrances for taxes, assessments or governmental charges filed of record against the Purchased Assets, or statutory liens filed of record against the Purchased Assets, unless any such Encumbrances are being diligently contested in good faith by appropriate proceedings.

         "Permitted Real Property Encumbrances" means (i) Encumbrances for taxes, assessments and governmental charges not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings;
(ii) statutory liens arising in the ordinary course of business relating to obligations as to which there is no default on the part of Sellers, excluding any mortgage; (iii) zoning laws and ordinances and similar governmental regulations; (iv) rights reserved to any municipality or governmental, statutory or public authority to regulate such property; (v) Encumbrances arising from or relating to Environmental Claims; (vi) the Other Contracts; and
(vii) any other Encumbrances which in the aggregate do not exceed $50,000; provided, however, that at the Closing "Permitted Real Property Encumbrances" shall not include any Encumbrance for taxes, assessments or governmental charges filed of record against the Real Estate Assets, or statutory liens filed of record against the Real Estate Assets, unless any such Encumbrances are being diligently contested in good faith by appropriate proceedings.

         "Proceedings" means all proceedings, actions, claims, suits, investigations and inquiries by or before any arbitrator or Governmental Entity.

         "Purchased Assets" has the meaning specified in Section 2.1.

         "Purchase Price" shall mean $60,000,000.

         "Real Estate Assets" has the meaning specified in Section 2.1(d).

         "Real Property" has the meaning specified in Section 2.1(d).

         "Rigs" has the meaning specified in Section 2.1(b).

         "Seller Basket" has the meaning specified in Section 12.3.

         "Seller Designee" has the meaning specified in Section 13.5(b)(i).

         "Sellers" has the meaning specified in the preamble.

         "Stacked Rigs" has the meaning specified in Section 2.1(b).

         "Taxes" has the meaning specified in Section 9.7.





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
                                   ARTICLE II

                          PURCHASE AND SALE OF ASSETS

         2.1 Assets to be Purchased. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Sellers agree to sell, assign, transfer, deliver and convey to Buyer, and Buyer agrees to purchase, the following (collectively, the "Purchased Assets"):

         (a) the 19 land drilling rigs currently marketed by Sellers described on Schedule 2.1(a) (collectively, the "Marketed Rigs");

         (b) the equipment described on Schedule 2.1(b), which collectively constitutes the Sellers' 28 stacked land drilling rigs (collectively, the "Stacked Rigs," and, together with the Marketed Rigs, the "Rigs");

         (c) the stocks owned by Sellers or any of their Affiliates described on Schedule 2.1(c) (collectively, "Inventory"), as such Inventory may be reduced through consumption thereof, or increased through replacement thereof or addition thereto, in the ordinary course of the maintenance and operation of the Rigs through the Closing Date;

         (d) the leasehold interests in real property (the "Leases") described on Schedule 2.1(d)(i) and real property fee ownership described on
Schedule 2.1(d)(ii) (the "Real Property"), together with all buildings, fixtures and other improvements upon the Real Property (except, in the case of Leases, buildings, fixtures and other improvements owned by persons or entities other than Sellers or their Affiliates) and all rights, easements, rights-of-way and other interests incidental thereto that are used or held for use by Seller in connection with the ownership, maintenance or operation of the Purchased Assets (the "Real Estate Assets");

         (e) the following tangible and intangible assets used or held for use in connection with the ownership, maintenance and operation of the Rigs or the Real Estate Assets, to the extent assignable by law and Sellers or their Affiliates have the right to assign and transfer such assets:

                 (i)      all records to be delivered to Buyer pursuant to
         Section 2.5; and

                 (ii) the certificates, licenses, permits, consents, operating authorities, orders, exemptions, franchises, approvals, registrations and other authorizations and applications therefor specifically associated with the maintenance and operation of a Rig and listed on Schedule 2.1(e)(ii) hereto ("Permits"); and

         (f)     the benefit and burden subsequent to the Closing Date of:

                 (i) all drilling contracts and any amendments thereto for the employment of the Rigs existing on the Closing Date (the "Drilling Contracts"), including without limitation the Drilling Contracts identified on Schedule 2.1(f)(i) hereto existing on the Closing Date; and

                 (ii) all other contracts to which Sellers or any of their Affiliates is a party relating to the ownership, maintenance and operation of the Rigs or the Real Estate Assets existing on the Closing Date and described on Schedule 2.1(f)(ii) (the "Other Contracts").

         2.2 Excluded Assets. The Purchased Assets to be transferred by Sellers to Buyer hereunder shall include only those described or referred to in
Section 2.1, and no other assets or properties of Sellers shall be transferred to Buyer hereunder. Without limiting the generality of the preceding sentence, the Purchased Assets shall not include (i) Seller's subsidiaries, (ii) any top drive unit, (iii) any contractual rights or other assets relating to the participation of any Affiliate of Parent in the "Hibernia Project" relating to the operation and maintenance of platform rigs off the coast of Newfoundland,
(iv) any contractual rights or other assets of Sellers relating to Sellers' or their Affiliates' business or operations in any country other than the United States and Canada (including without limitation Russia or any of the countries that formerly constituted the U.S.S.R.), (v) cash, accounts receivable, prepaid expenses and deposits or (vi) claims and rights under contracts not assigned to and assumed by Buyer hereunder and, in the case of contracts that are assigned to and assumed by Buyer, claims and rights thereunder to the extent, but only to the extent, that such claims and rights relate to the ownership or operation of the Purchased Assets prior to the Closing, including, without limitation, claims for reimbursements, day, footage or turnkey rates, lost equipment, indemnity or escalation of fees that relate to periods prior to the Closing Date, whether or not billed on the Closing Date (collectively, the "Excluded Assets").

         2.3 Assumed Liabilities. As of the Closing Date, Buyer shall not assume or otherwise be obligated for any obligations of Sellers or their Affiliates except for all obligations under the Drilling Contracts, Other Contracts and Leases being assumed by Buyer to the extent, but only to the extent, that such obligations relate to the conduct of the ownership or operation of the Purchased Assets after the Closing, but, excluding accounts payable and accrued liabilities for property received by Seller or for services performed, on or prior to the Closing (collectively, the "Assumed Liabilities"), which Drilling Contracts, Other Contracts and Leases Buyer shall assume and thereafter perform.

         2.4 Limitation on Assignments. Notwithstanding any other provision hereof, this Agreement shall not constitute nor require an assignment to Buyer of any Drilling Contract, Other Contract, Lease, Permit, license or other right if an attempted assignment of the same without the consent of any party would constitute a breach thereof or a violation of any law or any judgment, decree, order, writ, injunction, rule or regulation of any Governmental Entity unless and until such consent shall have been obtained. In the case of any such Drilling Contract, Other Contract, Lease, Permit, license or other right that cannot be effectively transferred to Buyer without such consent (a "Consent Required Contract"), Sellers agree that between the date hereof and the Closing Date they will use their Best Efforts to obtain or cause to be obtained the necessary consents to the transfer of any Consent Required Contract. Buyer agrees to cooperate and to cause any Buyer Designee to cooperate with Sellers in obtaining such consents and to enter into such arrangement of assumption as may be reasonably requested by Sellers or the other contracting party under a Consent Required Contract. In the event that Sellers shall have failed prior to the Closing Date to obtain consents to the transfer of any Consent Required Contract, the terms of this Section 2.4 shall govern the transfer of the benefits of each such contract. Sellers and Buyer shall use their Best Efforts after the Closing Date to obtain any required consent to the assignment to, and assumption by, Buyer of each Consent Required Contract that is not transferred to Buyer at the Closing (a "Nonassigned Contract"). Sellers, or a Seller Designee, and Buyer, or a Buyer Designee, shall enter into an agreement substantially in the form of that attached hereto as Exhibit 2.4 on the Closing Date with respect to each Nonassigned Contract providing that until the rights and obligations of Sellers thereunder are transferred to or assumed by Buyer, or, if earlier, until termination of such Nonassigned Contract, Sellers shall continue to perform their obligations thereunder and Buyer shall provide such assistance, at the sole expense of Buyer, as Sellers may reasonably request for such purpose, including, without limitation, the use of personnel and assets (by lease or otherwise) of Buyer and its Affiliates of the type and quantity that Sellers would have used to perform such Nonassigned Contract had the transactions contemplated by this Agreement not been consummated. Such agreement shall also provide that in consideration of the provision of such assistance, Sellers shall, promptly after payment of any amounts to Sellers by the other party to a Nonassigned Contract, pay such amounts to Buyer after subtracting therefrom the costs and expenses incurred by Sellers as a result of its performance of the Nonassigned Contract.

         2.5     Delivery of Records.

         (a) Buyer shall be entitled to the records physically located on the Rigs or at the location thereof on the Closing Date and relevant to the Rigs.

         (b) As promptly following the Closing as practicable, Sellers shall deliver or cause to be delivered to Buyer at the offices where such records are located or such other location as mutually agreed, a copy of the technical records described on Schedule 2.5(b) in the possession of Sellers or their Affiliates related to the Rigs or the Inventory, and that are not physically located on the Rigs or at the location thereof.

         (c) Sellers shall be entitled to retain all originals of its corporate, financial, accounting, legal, tax and audit records.

                                  ARTICLE III

                                 PURCHASE PRICE

         3.1     Consideration for the Purchased Assets.

         (a) Concurrently with the execution and delivery of this Agreement, Buyer, Parent and Southwest Bank of Texas, N.A. (the "Escrow Agent") have executed and delivered the escrow agreement dated of even date herewith among Buyer, Parent and the Escrow Agent (the "Escrow Agreement"), a copy of which is attached as Exhibit 3.1(a), and Buyer has delivered to the Escrow Agent an amount in cash equal to $10,000,000 (the "Deposit"). Buyer and Sellers agree that the Escrow Agent shall hold and deliver the Deposit in accordance with the terms and conditions set forth in the Escrow Agreement.

         (b) At the Closing, Buyer shall pay to Sellers the Purchase Price by (i) delivering to Sellers the amount of $50,000,000 in immediately available funds by confirmed wire transfer to a bank account to be designated by Parent (such designation to occur no later than the second business day prior to the Closing Date), and (ii) causing the Escrow Agent to deliver by wire transfer to such bank account of the Sellers the Deposit, in accordance with the Escrow Agreement.

         (c) As additional consideration for the Purchased Assets, the Buyer shall assume at Closing and shall thereafter perform the Assumed Liabilities.

         3.2 Buyer's Default. Sellers shall be entitled to receive the Deposit, as liquidated damages and not as a penalty, without right on the part of Buyer to a return thereof if the Closing

                 (i) does not occur on the Closing Date by reason of Buyer's default under the terms of this Agreement; or

                 (ii) does not occur by January 31, 1997 and Sellers have performed their covenants set forth in Section 9.4, unless Buyers have performed their covenants set forth in Section 9.4 and the sole reason the Closing has not occurred by such date is that the conditions in Sections 7.5 and 8.5 have not been satisfied;

provided, however, that in the case of clause (i) and clause (ii), Sellers must show themselves then able and willing to satisfy the conditions set forth in
Section 8.1, 8.2, 8.3 and 8.4.

         Buyer shall be deemed in default for the purpose of this Section 3.2 if Buyer (i) shall have been unable to satisfy any of the conditions set forth in Sections 7.1, 7.2, 7.3 or 7.4, or (ii) shall have failed to perform any of Buyer's material covenants of this Agreement or have been in material and willful breach of this Agreement, including by not delivering or having insufficient funds to deliver the Purchase Price. Notwithstanding anything to the contrary contained in this Agreement, if the Closing does not occur on the Closing Date or there is no Closing by January 31, 1997 by reason of Buyer's default under the terms of the immediately preceding sentence, Sellers' sole and exclusive remedy against Buyer and its Affiliates shall be to receive the Deposit, which the parties stipulate shall be liquidated damages and not a penalty.

         3.3 Return of Deposit. In the event the Closing shall not occur and Sellers are not entitled to receive the Deposit pursuant to Section 3.2, the Deposit shall be returned to Buyer in the manner specified in the Escrow Agreement.

         3.4 Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets in the manner set forth on Schedule 3.4. After the Closing, Parent and Buyer shall cooperate with each other in the preparation, execution and filing of (i) all information returns and supplements thereto required to be filed with the Internal Revenue Service by the parties under Section 1060 of the Code and the Treasury Regulations promulgated thereunder relating to the allocation of the Purchase Price and
(ii) all similar filings required to be filed with respect to the transactions contemplated by this Agreement with the Internal Revenue Service and other appropriate taxing authorities.

                                   ARTICLE IV

                                  THE CLOSING

         4.1 Time and Place of Closing. The Closing shall take place at the offices of Thompson & Knight, P.C., 1700 Texas Commerce Tower, 600 Travis Street, Houston, Texas 77002, at 9:00 a.m., local time, on the third Business Day after the satisfaction of the conditions to the obligations of the parties set forth in Sections 7.5 and 8.5, or at such other place, date or time as the parties may agree in writing. The date on which the Closing is required to take place is herein referred to as the "Closing Date."

         4.2 Deliveries by Sellers. At the Closing, Sellers shall deliver the following to Buyer:

         (a) a duly executed General Conveyance, Assignment and Bill of Sale and Transfer and Assumption of Liabilities (the "General Assignment") in the form of Exhibit 4.2(a), together with such other bills of sale, assignments and other instruments of transfer, assignment and conveyance as Buyer shall reasonably request to vest in Buyer or a Buyer Designee good and marketable title to the Purchased Assets other than the Real Property;

         (b) special warranty deeds in the form of Exhibit 4.2(b), with such modifications as are necessary to comply with applicable local law in the jurisdictions in which the Real Property is located (the "Deeds"), sufficient to transfer to Buyer good and defensible title to the Real Property, free and clear of all Encumbrances except for Permitted Real Property Encumbrances.

         (c)     instructions in accordance with the Escrow Agreement;

         (d)     copies of any consents obtained as contemplated by Section
2.4;

         (e) the certificate and opinion of counsel contemplated by Sections 8.3 and 8.4, respectively; and

         (f)     an updated version of Schedule 10.1(a).

         4.3 Deliveries by Buyer. At the Closing, Buyer shall deliver the following to Sellers:

         (a)     the Purchase Price;

         (b) a duly executed General Assignment and such other instruments of transfer and assumption as Seller shall reasonably request in order to cause an effective assignment to and assumption by Buyer of the Drilling Contracts, Other Contracts and Leases;

         (c)     instructions in accordance with the Escrow Agreement; and

         (d) the certificate and opinion of counsel contemplated by Sections 7.3 and 7.4, respectively.

                                   ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF SELLERS

         Except as discussed in this Agreement or in the schedules attached to this Agreement, each Seller hereby represents and warrants, with respect to itself and the Purchased Assets owned by it, to Buyer as follows:

         5.1 Organization and Existence. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation, with all necessary corporate power and authority to own and lease the Purchased Assets and to carry on its business as such business is currently conducted. Seller is duly qualified or licensed to transact business as a foreign corporation and is in good standing in all jurisdictions in which the character of the Purchased Assets or the nature of the business currently conducted by it requires it so to be qualified or licensed unless the failure so to qualify or be licensed would not reasonably be expected to have a material adverse effect on Sellers' business taken as a whole or create an Encumbrance on any of the Purchased Assets except for a Permitted Encumbrance or Permitted Real Property Encumbrance.

         5.2 Authority; Etc. Seller has all necessary corporate power and authority to execute and deliver this Agreement and all agreements, instruments and documents to be executed and delivered hereunder by Seller, to consummate the transactions contemplated hereby and to perform all terms and conditions hereof to be performed by it. The execution and delivery of this Agreement by Seller and all agreements, instruments and documents to be executed and delivered by Seller hereunder, the performance by Seller of all the terms and conditions hereof to be performed by it and the consummation of the transactions contemplated hereby have been duly authorized and approved by the board of directors of Seller, and no other corporate proceedings of Seller are necessary with respect thereto, except for stockholder approval in the case of Noble-Properties and Noble-Canada, which will be obtained prior to the Closing Date. All persons who have executed and delivered this Agreement, and all persons who will execute and deliver the other agreements, documents and instruments to be executed and delivered by Seller hereunder, have been duly authorized to do so by all necessary actions on the part of Seller. This Agreement constitutes, and each other agreement or instrument to be executed by Seller hereunder, when executed and delivered by Seller, will constitute, the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except to the extent the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other laws relating to or affecting creditors' rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         5.3 No Violations. The execution and delivery of this Agreement by Seller, the fulfillment of and compliance by it with the terms and conditions hereof and the consummation by it of the transactions contemplated hereby will not:

         (a) violate any of the terms of the certificate of incorporation or bylaws (or the equivalent) of Seller;

         (b)     (i)      except for the consents to assignment referred to in
Section 2.4, result in a breach of or constitute a default under (whether with notice or the lapse of time or both) any note, bond, mortgage, loan agreement, indenture or other instrument evidencing borrowed money to which Seller is a party or by which Seller is bound or to which any of the Purchased Assets is subject which breach or default would reasonably be expected to have a material adverse effect on the ownership or operation of the Purchased Assets, or (ii) result in the creation of any Encumbrance on any of the Purchased Assets, or otherwise give any person the right to terminate any Drilling Contract, Permit, Other Contract or Lease assumed by Buyer; or

         (c) to Seller's knowledge, violate any provision of any law, statute, rule or administrative regulation or any judgment, order, injunction or decree of any

Governmental Entity applicable to or binding upon Seller, or its assets, except that no representation is made as to the application of any United States antitrust law or regulation to the transactions contemplated by this Agreement, which violation with respect to the matters specified in clauses (b) and (c) of this Section 5.3 would reasonably be expected to have a material adverse effect on the ownership or operation of the Purchased Assets taken as a whole.

         5.4 Ownership of Rigs. Seller owns and, upon Seller's execution and delivery of the General Assignment, Buyer will own, good and marketable title to the Rigs, free and clear of all Encumbrances except for Permitted Encumbrances.

         5.5 Inventory. Seller owns, and upon Seller's execution and delivery of the General Assignment, Buyer will own, good and marketable title to the Inventory reflected on Schedule 2.1(c), as such Inventory may be reduced through the consumption thereof, or increased through replacement thereof or additions thereto, in the ordinary course of the maintenance and operation of the Rigs through the Closing Date, free and clear of all Encumbrances except for Permitted Encumbrances and Encumbrances, if any, created or permitted to be imposed by Buyer or a Buyer Designee.

         5.6 Contracts. Seller has made available to Buyer for review complete and correct copies of all the Drilling Contracts, Other Contracts and Leases. Except as separately identified on Schedule 2.1(f)(i) or 2.1(f)(ii), each of the Drilling Contracts, Other Contracts and Leases may be transferred to Buyer without the consent of any person. All the Drilling Contracts, Other Contracts and Leases are valid, binding and in full force and effect against Seller or its Affiliates, as the case may be, and, to Seller's knowledge, are valid, binding and in full force and effect against the other parties thereto. Except as set forth on Schedule 5.6, neither Seller nor any of its Affiliates is in default in any material respect, and no notice of alleged default has been received by Seller or any of its Affiliates, under any of the Drilling Contracts, Other Contracts and Leases, no other party thereto is, to the knowledge of Seller or its Affiliates, in default thereunder in any material respect, and, to the knowledge of Seller or its Affiliates, there exists no condition or event which, with or without notice or lapse of time or both, would constitute a material default under any of the Drilling Contracts, Other Contracts and Leases by Seller, any of its Affiliates or any other party thereto.

         5.7     Litigation.

         (a) Except for litigation adequately covered by insurance or otherwise described on Schedule 5.7(a), there is no litigation and there are no Proceedings, suits or investigations pending, instituted or, to the knowledge of Seller, overtly threatened against any of the Purchased Assets or against Seller or any of its Affiliates and relating to the ownership and operation of the Purchased Assets before any Governmental Entity applicable to or binding upon Seller or any of the Purchased Assets that (i) seeks permanent injunctive relief, (ii) if adversely determined would delay or prevent the consummation of the transactions contemplated by this Agreement or (iii) would reasonably be expected to have a material adverse effect on the ownership, maintenance or operation of the Purchased Assets taken as a whole.

         (b) Except for matters described on Schedule 5.7(b), neither Seller nor any of its properties or assets is subject to any judicial or administrative judgment, order, decree or restraint currently affecting the ownership, maintenance and operation of the Purchased Assets in a manner that is material and adverse to the ownership, maintenance and operation of the Purchased Assets taken as a whole. Except as referred to on Schedule 5.7(b), Seller has not received any notifications or charges in writing from any Governmental Entity involving alleged violations of or alleged obligations to remediate under occupational safety and health or water quality or other environmental matters that materially and adversely affect the conduct by Seller of the ownership, maintenance and operation of the Purchased Assets taken as a whole or that have not been finally dismissed or otherwise disposed of.

         5.8 Governmental Approval. Except for required filings under the HSR Act and as set forth on Schedule 5.8, no consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby, the failure of which to obtain would have a material adverse effect on the ownership, maintenance and operation of the Purchased Assets taken as a whole.

         5.9 Compliance With Laws. Except as set forth on Schedule 5.9, Seller is not to its knowledge in violation of or in default under any applicable law, rule, regulation, code, governmental determination, order, governmental certification requirement or other public limitation that is not an Applicable Environmental Law (collectively, "Applicable Laws") relating to the ownership, maintenance or operation of the Purchased Assets, which violation or default materially and adversely affects Seller's ownership, maintenance or operation (as presently conducted) of the Purchased Assets, and no claim is pending or, to Seller's knowledge, overtly threatened with respect to any such matters which if determined adversely to Seller would have such effect.

         5.10 Employees and Related Matters. To Seller's knowledge, all of the employee benefit plans (as defined in Section 3(3) of ERISA) which are or have been maintained or contributed to by Seller or any incorporated or unincorporated trade or business (an "ERISA Affiliate") which together with Seller would be treated as a single employer under Section 414 of the Code have been maintained and contributed to in compliance with the requirements of ERISA, the Code and other applicable law; and to Seller's knowledge, Seller and its ERISA Affiliates have paid and discharged when due all obligations and liabilities arising under such plans, ERISA, the Code and other Applicable Law of a character which, if not paid or discharged, are likely to result in the imposition of an Encumbrance or the assertion of a liability enforceable against the Purchased Assets. There are no labor agreements between Seller or any Affiliate of Seller and any collective bargaining representative who represents employees employed by Seller or any of its Affiliates which relate to or affect the ownership, maintenance or operation of the Purchased Assets.

         5.11 Real Property. Seller owns, and upon execution and delivery by Seller of the Deeds, Buyer will own, good and defensible title to the Real Property described on Schedule 2.1(d)(ii), free and clear of all Encumbrances except Permitted Real Property Encumbrances.

         5.12    Environmental Matters.

         (a) Seller has received no written notice of any investigation or inquiry by any Governmental Entity under any Applicable Environmental Laws (as defined below) relating to the ownership or operation of the Purchased Assets. To the actual current knowledge of Seller, Seller has not disposed of any hazardous material (as defined below) on any of the Purchased Assets and no condition exists on any of the Purchased Assets which would subject Seller or the Purchased Assets to any remedial obligations under any Applicable Environmental Laws.

         (b) For purposes of this Agreement, "Applicable Environmental Laws" means any and all Applicable Laws pertaining to health, safety, or the environment in effect in any and all jurisdictions in which the Purchased Assets are located or in which Seller has conducted operations using any of the Purchase Assets, including, without limitation, the Clear Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Rivers and Harbors Act of 1899, as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Texas Water Code, the Texas Solid Waste Disposal Act, and other environmental conservation or protection laws. For purposes of this Agreement, the term "hazardous material" means (i) any substance which is listed or defined as a hazardous substance, hazardous constituent, or solid waste pursuant to any Applicable Environmental Laws and (ii) petroleum (including crude oil and any fraction thereof), natural gas and natural gas liquids.

         5.13 No Brokers. Except for Simmons & Company International (whose fee in respect of the transactions contemplated hereby shall be paid solely by Parent), Seller has not employed or authorized anyone to represent it as a broker or finder in connection with the transactions contemplated by this Agreement, and no broker or other person is entitled to any commission or finder's fee from Seller in connection with such transactions. Seller agrees to indemnify and hold harmless Buyer from and against any and all losses, claims, demands, damages, costs and expenses, including, without limitation, reasonable attorneys' fees and expenses, Buyer may sustain or incur as a result of any claim for a commission or fee by a broker or finder acting on behalf of Seller.

         5.14 Decrees, etc. Except as set forth on Schedule 5.14, no order, writ, injunction, decree, judgment, award or determination of any court or Governmental Entity has been issued or entered against Seller or any of its Affiliates which continues to be in effect and affects the ownership or operation of the Purchased Assets.

         5.15    Performance Bonds; Letters of Credit.  Set forth on Schedule
5.15 is a listing of all performance and similar bonds and letters of credit currently posted by Seller or any of its Affiliates for the purpose of operating the Rigs.

                                   ARTICLE VI

                    REPRESENTATIONS AND WARRANTIES OF BUYER

         Except as disclosed in this Agreement or in the schedules attached to this Agreement, Buyer hereby represents and warrants to each of the Sellers as follows:

         6.1 Organization and Existence. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation, with all necessary corporate power and authority to own and lease the assets it currently owns and leases and to carry on its business as such business is currently conducted. Buyer is duly qualified or licensed to transact business as a foreign corporation and is in good standing in all jurisdictions in which the character of the assets currently owned or leased by it or the nature of the business currently conducted by it requires it so to be qualified or licensed unless the failure so to qualify or be licensed would not reasonably be expected to have a material adverse effect on the business or financial condition of Buyer and its subsidiaries taken as a whole.

         6.2 Authority; Etc. Buyer has all necessary corporate power and authority to execute and deliver this Agreement and all agreements, instruments and documents to be executed and delivered hereunder by Buyer, to consummate the transactions contemplated hereby and to perform all terms and conditions hereof to be performed by it. The execution and delivery of this Agreement by Buyer and all agreements, instruments and documents to be executed and delivered by Buyer hereunder, the performance by Buyer of all the terms and conditions hereof to be performed by it and the consummation of the transactions contemplated hereby have been duly authorized and approved by the board of directors of Buyer, and no other corporate proceedings of Buyer are necessary with respect thereto. All persons who have executed and delivered this Agreement, and all persons who will execute and deliver the other agreements, documents and instruments to be executed and delivered by Buyer hereunder, have been duly authorized to do so by all necessary actions on the part of Buyer. This Agreement constitutes, and each other agreement or instrument to be executed by Buyer hereunder, when executed and delivered by Buyer, will constitute, the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except to the extent the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other laws relating to or affecting creditors' rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         6.3 No Violations. The execution and delivery of this Agreement by Buyer, the fulfillment of and compliance by it with the terms and conditions hereof and the consummation by it of the transactions contemplated hereby will not:

         (a) violate any of the terms of the certificate of incorporation or bylaws of Buyer;

         (b) result in a breach of or constitute a default under (whether with notice or the lapse of time or both) any note, bond, mortgage, loan agreement, indenture or other instrument evidencing borrowed money to which Buyer is a party or by which Buyer is bound or to which any of its assets is subject or result in the creation of any Encumbrance on any of its assets, which breach or default would reasonably be expected to have a material adverse effect on its ability to perform its obligations hereunder; or

         (c) to Buyer's knowledge, violate any provision of any law, statute, rule or administrative regulation or any judgment, order, injunction or decree of any Governmental Entity applicable to or binding upon Buyer or any of its subsidiaries, except that no representation is made as to the application of any United States antitrust law or regulation to the transactions contemplated by this Agreement, which violation with respect to the matters specified in clauses (b) and (c) of this Section 6.3 would reasonably be expected to have a material adverse effect on its ability to perform its obligations hereunder.

         6.4 Governmental Approval. Except for required filings under the HSR Act and as contemplated by Section 9.2 or set forth on Schedule 6.4, no consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby, the failure of which to obtain would delay or prevent the consummation of the transactions contemplated by this Agreement.

         6.5 Litigation. There is no litigation and there are no Proceedings, suits or investigations pending, instituted or, to the knowledge of Buyer overtly threatened against Buyer or its subsidiaries that could reasonably be expected to delay or prevent the consummation of the transactions contemplated by this Agreement.

         6.6 No Brokers. Buyer has not employed or authorized anyone to represent it as a broker or finder in connection with the transactions contemplated by this Agreement, and no broker or other person is entitled to any commission or finder's fee from Buyer in connection with such transactions. Buyer will indemnify and hold harmless Seller from and against any and all losses, claims, demands, damages, costs and expenses, including, without limitation, reasonable attorneys' fees and expenses, Seller may sustain or incur as a result of any claim for a commission or fee by a broker or finder acting on behalf of Buyer.

         6.7 Certain Knowledge Regarding Assignment of Contracts. To the knowledge of Buyer, no condition or circumstance exists that would prevent the obtainment of any necessary consents to the effective assignment to and assumption by Buyer of the Drilling Contracts, Other Contracts or Leases.

                                  ARTICLE VII

                    CONDITIONS TO THE OBLIGATIONS OF SELLERS

         The obligations of Sellers to proceed with the Closing contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of all the following conditions, any one or more of which may be waived, in whole or in part, by Parent:

         7.1 Accuracy of Representations and Warranties. Each representation and warranty of Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though made on the Closing Date, except as otherwise specifically contemplated by this Agreement.

         7.2 Covenants and Agreements Performed. Buyer shall have complied on or before the Closing Date in all material respects with each of its covenants or agreements contained in this Agreement to be performed on or before the Closing Date.

         7.3 Officer's Certificate. Seller shall have received a certificate in the form of Exhibit 7.3 hereto, dated as of the Closing Date, of the President or a Vice President of Buyer certifying as to the matters specified in Sections 7.1 and 7.2.

         7.4 Legal Opinion. Seller shall have received from Michael Dundy, general counsel of Buyer, an opinion dated the Closing Date, substantially in the form of Exhibit 7.4 hereto.

         7.5 HSR Act. All required filings under the HSR Act shall have been made as required and the waiting period (and any extension thereof) under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated without governmental objection thereto.

                                  ARTICLE VIII

                     CONDITIONS TO THE OBLIGATIONS OF BUYER

         The obligations of Buyer to proceed with the Closing contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of all the following conditions, any one or more of which may be waived, in whole or in part, by Buyer:

         8.1 Accuracy of Representations and Warranties. Each representation and warranty of Sellers contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though made on the Closing Date, except as otherwise specifically contemplated by this Agreement.

         8.2 Covenants and Agreements Performed. Sellers shall have complied on or before the Closing Date in all material respects with each of the covenants or agreements of Sellers contained in this Agreement to be performed on or before the Closing Date.

         8.3 Officer's Certificate. Buyer shall have received a certificate in the form of Exhibit 8.3 hereto, dated as of the Closing Date, of the President or a Vice President of Parent certifying as to the matters specified in Sections 8.1 and 8.2.

         8.4 Legal Opinion. Buyer shall have received from Thompson & Knight, P.C., counsel for Sellers, an opinion dated the Closing Date, substantially in the form of Exhibit 8.4 hereto.

         8.5 HSR Act. All required filings under the HSR Act shall have been made as required and the waiting period (and any extension thereof) under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated without governmental objection thereto.

                                   ARTICLE IX

                COVENANTS AND AGREEMENTS OF THE PARTIES BEFORE,
                   RELATING TO AND SUBSEQUENT TO THE CLOSING

         Sellers and Buyer hereby covenant and agree as follows:

         9.1 Expenses. Except as otherwise expressly provided in this Agreement, each of the parties hereto shall assume and bear all expenses, costs and fees incurred or assumed by such party in the preparation and execution of this Agreement and in compliance with and performance of the agreements and covenants contained in this Agreement, regardless of whether the transactions contemplated hereby are consummated.

         9.2 HSR Act Compliance. The parties shall comply with all provisions of the HSR Act. Sellers and Buyer agree to cooperate with each other and furnish all information to the other party that is necessary in connection with the HSR Act filings required to be made by the parties hereto. Buyer and Parent each agree to request early termination of any applicable waiting period under the HSR Act.

         9.3 Access. Until the Closing, Sellers shall give the officers, employees and attorneys of Buyer reasonable access, subject to Applicable Laws, during normal business hours upon Buyer's reasonable prior notice to Parent, to the Purchased Assets and the records of Sellers specifically relating thereto. Sellers will cooperate fully with such representatives of Buyer in connection with such review. Buyer will hold in strict confidence and not use for purposes other than those contemplated by this Agreement any documents or information furnished concerning Sellers or the Purchased Assets. Such confidence shall be maintained for at least two years after the date of this Agreement. If the transactions contemplated by this Agreement shall not be consummated, all such documents and all copies thereof shall immediately thereafter be returned to Parent, and all documents prepared by Buyer or any of its Affiliates or their representatives shall be destroyed. The confidentiality obligations set forth in the preceding sentence shall not apply to information (i) in the public domain, (ii) obtained by Buyer from a third party source with the right to disclose such information or (iii) with respect to which disclosure is required by law in the opinion of counsel to Buyer reasonably acceptable to Parent.

         9.4 Conduct of Business and Preservation of Assets. Until the Closing, Buyer and Sellers agree to cooperate with each other to effect an orderly transition of the ongoing operation of the Purchased Assets and Sellers shall use their respective Best Efforts to preserve, maintain and protect the Purchased Assets. From and after the date of this Agreement and until the Closing Date, without the prior express written consent of Buyer, which consent shall not be unreasonably withheld or delayed, Sellers will not, and Parent will not permit any of its Affiliates to, (i) make any material change in the conduct of the ongoing operation of the Rigs taken as a whole, (ii) enter into any new drilling contracts with respect to the Rigs or any other contracts or agreements with respect to the Rigs other than in the ordinary course of business and only if such contracts are not expected to extend beyond 90 days, or amend, in any respect adverse to Sellers or Buyer, any Drilling Contract, Other Contract or Lease, (iii) enter into any footage or turnkey drilling contracts or (iv) commit itself to do any of the foregoing.

         9.5 Transition of Business Operations. Buyer will use its Best Efforts to obtain and to cause any Buyer Designee to obtain prior to the Closing Date all requisite qualifications or licenses to transact business as a foreign corporation in each jurisdiction in which the consummation of the transactions contemplated hereby or the nature of the business to be conducted by it after the Closing requires it so to be qualified or licensed. If Buyer or any Buyer Designee is not so duly qualified or licensed on the Closing Date, then (i) Buyer agrees to use its Best Efforts to become or to cause each Buyer Designee to become so qualified or licensed at the earliest practicable date and (ii) Sellers agree to cooperate with Buyer to effect the consummation of the transactions contemplated by this Agreement, provided same can be effected without violation of law in the jurisdiction involved and any additional expense associated with same is borne by Buyer.

         9.6 Litigation. Until the Closing, Parent will promptly notify Buyer of any action, suit, proceeding, claim or investigation which is overtly threatened or commenced against a Seller which is not fully insured against (except standard deductible or self-retention amounts) and which relates to or affects the Purchased Assets or this Agreement or the transactions contemplated hereby, and Buyer will promptly notify Parent of any action, suit, proceeding, claim or investigation which is overtly threatened or commenced against Buyer which is not fully insured against (except standard deductible or self-retention amounts) and which relates to and materially and adversely affects Buyer or its business or affects this Agreement or the transactions contemplated hereby.

         9.7 Certain Taxes. Buyer shall be liable for and shall pay all applicable sales, use, transfer, stamp, recording, value added or similar taxes and assessments resulting from the consummation of the transactions contemplated hereby, and Buyer and Sellers agree to cooperate to obtain all available exemptions from such taxes. All ad valorem taxes, utility and other service charges and other taxes, fees and expenses relating to the Purchased Assets (collectively, "Taxes"), for all periods up to and including the Closing Date shall be the obligations of Sellers and for all periods following the Closing Date shall be the obligation of Buyer. All Taxes relating to periods prior to the Closing that have been assessed prior to Closing and that are not then being diligently contested in good faith by appropriate proceedings shall be paid by a Seller prior to the Closing. Each Seller shall promptly pay from time to time such Seller's prorated share of all Taxes to Buyer upon Buyer's request accompanied by appropriate documentation that such Taxes are due and payable. Buyer agrees to pay such amounts on behalf of such Seller and to indemnify such Seller with respect to any Claims (as defined in Section 12.2) for such Taxes if a Seller shall have paid to Buyer such Seller's pro rata share thereof, if any. Sellers and Buyer agree to cooperate with each other in order to reduce the amount of taxes or other assessments imposed on or charged to any Seller or Buyer as a result of the consummation of the transactions contemplated by this Agreement; provided, that neither any Seller nor Buyer shall be obligated to take any action that it determines in its sole discretion may subject it to additional taxes, liabilities or expenses.

         9.8 Actions with Respect to Closing. Each Seller will use its Best Efforts to obtain and to cause each Seller Designee to obtain the satisfaction of the conditions to Closing applicable to such Seller set forth in Article VIII as soon as practicable. Buyer will use its Best Efforts to obtain and to cause each Buyer Designee to obtain the satisfaction of the conditions to Closing applicable to Buyer set forth in Article VII as soon as practicable.

         9.9 Public Statements. Prior to making any news release or other announcement concerning the transactions contemplated hereby, Buyer and Parent shall consult with each other regarding the proposed contents thereof (but no approval thereof shall be required).

         9.10 Books and Records. Sellers shall have the right, at their own expense, at any time or from time to time within five years after the Closing Date during reasonable business hours upon reasonable notice to Buyer to inspect, and make copies of or extracts from, any of the records delivered to Buyer at the Closing that are in the possession of Buyer or its Affiliates. None of the records in the possession of Buyer shall be destroyed prior to December 31, 2001 or five years after generated, whichever is earlier, without the consent of Parent, unless first reproduced by microfilm or any other similar process. In the event that Buyer shall wish to destroy any of such records at any time or from time to time after the Closing Date, Buyer shall give not less than 60 days' notice to Parent and Parent shall have the right, at its own expense, during reasonable business hours to remove such records and to keep possession of the same.

         9.11 Purchased Asset Loss. Notwithstanding any other provision of this Agreement:

         (a) If any Purchased Asset shall become an actual or constructive total loss (as determined by Parent's insurance underwriter) prior to the Closing Date: (i) Buyer shall not be required to purchase such Purchased Asset,
(ii) the Purchase Price shall be reduced by the amount allocated to such Purchased Asset pursuant to Schedule 3.4, (iii) the term "Purchased Assets" shall be deemed not to include such Purchased Asset and (iv) the other provisions of this Agreement shall continue to be in effect and the Closing shall take place in the manner contemplated herein.

         (b) Without limiting any Seller's obligations under Section 9.4, if a Purchased Asset sustains damage not amounting to an actual or constructive total loss prior to the Closing Date, either (i) the Seller shall repair or cause to be repaired the damage to the Purchased Asset at such Seller's own expense or (ii) in the case of damage to a Purchased

Asset in respect of which insurance proceeds are available, Buyer, at its option, may require such Seller to assign to Buyer at the Closing the rights such Seller has to receive insurance proceeds in respect of such loss or damage and pay to Buyer the amount by which any such insurance proceeds otherwise payable to Buyer are reduced by any deductible or deductibles under the terms of the relevant policy or policies (offset by any amounts paid through the Closing Date by Seller for such repair), and, in the case of either (i) or (ii) above, Buyer shall remain obligated to purchase the Purchased Assets on the Closing Date and the Purchase Price shall not be reduced. If, pursuant to this subsection (b), Buyer is to conduct or cause to be conducted repairs to a damaged Purchased Asset subsequent to Closing, then Parent and Buyer shall agree on a plan for the manner of conduct and the scope of such repairs, and no Seller shall be obligated to pay costs resulting from any deviation from such plan.

         9.12 Use of Name. Buyer agrees that (i) it will not use the name "Noble" or "Noble Drilling" or any derivative thereof, and (ii) it will within five days from the Closing Date, remove from the Purchased Assets or paint over such name and any logos, symbols or trademarks relating thereto.

         9.13 Continued Effectiveness of Representations and Warranties. Each Seller and Buyer shall use its Best Efforts to cause the representations and warranties made by it herein to continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date. Nothing contained in this Section 9.13 shall be construed as being inconsistent with or in derogation of Sections 12.1 or 12.5.

         9.14 Performance Bonds; Import Duties. If a Seller has posted a performance or other similar bond or letter of credit in connection with such Seller's ownership or operation of the Rigs or its performance under a Drilling Contract, Buyer and such Seller shall cooperate with each other in order (i) for such Seller to obtain the release of any such bond and (ii) to the extent required, for Buyer to obtain a substitute bond or letter of credit or to assume such Seller's existing bond. Sellers and Buyer agree to cooperate with each other in order to reduce import duties assessed against any Seller or Buyer as a result of the consummation of the transactions contemplated by this Agreement, if any, including by postponing the date of transfer of legal title to any Rig operating in a foreign country until completion of the Drilling Contract under which such a Rig is operating on the Closing Date; provided, that neither any Seller nor Buyer shall be obligated to take any action that it determines in its sole discretion may subject it to additional import duties, liabilities or expenses. Buyer shall reimburse a Seller for all costs incurred by such Seller as a result of such Seller's leaving a performance or similar bond or letter of credit in place after the Closing Date in order to permit Buyer to operate the Purchased Assets after the Closing Date.

         9.15 Post-Closing Collection, Payment and Administrative Procedures. Subsequent to Closing, (i) Buyer agrees to deliver to Parent, within three Business Days of Buyer's receipt of same, any and all (A) monies paid to or received by Buyer in respect of amounts due Sellers or their Affiliates, including, but not limited to, payment of receivables, refunds, rebates, release of performance or similar bonds or letters of credit, and (B) inquiries, correspondence or documents received by Buyer related to such amounts; and (ii) Sellers agree to deliver to Buyer, within three Business Days of Sellers' receipt of same, any and all (A) monies paid to or received by Sellers in respect of amounts due Buyer or any of Buyer's Affiliates, including, but not limited to, payment of receivables, refunds, rebates, release of performance or similar bonds or letters of credit, and (B) inquiries, correspondence or documents received by Sellers related to such amounts.

         9.16 Removal of Certain Purchased Assets. Certain items of Inventory are currently stored at the Triton Tool and Supply, Inc. facility located at 11917 FM 529 in Houston, Texas, which items are noted on Schedule 2.1(c). As soon as practicable, and in any event within 120 days following the Closing Date, Buyer will move such items of Inventory off the premises at Buyer's expense. Sellers agree to cooperate with Buyer in scheduling such removal.

                                   ARTICLE X

                                   EMPLOYEES

         10.1    Employees.

         (a) For the purposes of this Agreement, "Employees" shall mean the employees of Sellers or any of their Affiliates listed on Schedule 10.1(a).
Schedule 10.1(a) sets forth a list of the names, positions and salaries or hourly rates, as applicable, of the Employees as of the date hereof. At the Closing, Seller shall deliver to Buyer a revised Schedule 10.1(a) updating such information as of the Closing Date.

         (b) Immediately following the Closing Date, Buyer shall offer employment to all Employees at salaries or hourly rates at least equal to the salaries or hourly rates payable to Buyer's employees in similar jobs and locations. Employees who are hired by Buyer or an Affiliate of Buyer will have the same rights to retaining their jobs in a layoff and rights of recall from layoff as exist for Buyer's other employees of like job status and service.

         (c) Immediately following the Closing Date, Buyer shall provide all Employees hired by Buyer or its Affiliates with employee benefits under employee benefit plans which are no less favorable than the employee benefits provided for Buyer's or its subsidiaries' employees and former employees as of the date hereof. Under such benefit plans, programs and arrangements, (i) service with Sellers and any of their Affiliates shall be counted for purposes of determining (A) any period of eligibility to participate or to vest in benefits, including vacation rights, and (B) the amount or accrual of benefits under such plans, programs and arrangements, and (ii) any amounts previously expended by the Employees for purposes of satisfying deductibles under any medical or dental plans of Sellers or any of their Affiliates for the applicable current plan year shall be credited for purposes of satisfying any deductibles under Buyer's or its subsidiaries' plans and any prior years of service for preexisting condition limitations shall be credited to the Employees upon admittance into any health benefits plan, program or arrangement maintained by Buyer or its subsidiaries. Employees shall be eligible for 1996 vacations based on Buyer's general policies with no waiting period (offset by any vacations taken in 1996 prior to the Closing Date).

                                   ARTICLE XI

                                  TERMINATION

         11.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the
Closing:

         (a)     by mutual written consent of Buyer and Parent;

         (b) by either Buyer or Parent, if there shall be any statute, rule or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or a Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling or other action shall have become final and nonappealable;

         (c)     by Buyer, if

                 (i) the Closing shall not have occurred by January 31, 1997 (provided that the right to terminate this Agreement under this clause (i) shall not be available to Buyer if Buyer's failure to fulfill any of its obligations under this Agreement or its misrepresentation or breach of warranty hereunder has been the sole cause thereof); or

                 (ii) there has been a material breach by any Seller of any covenant or agreement, or a material inaccuracy of any representation or warranty of any Seller, contained in this Agreement which has rendered the satisfaction of any condition to the obligations of Buyer impossible and such breach or inaccuracy has not been cured by any Seller within five Business Days after Parent's receipt of notice thereof from Buyer, or waived by Buyer; or

         (d)     by Parent, if

                 (i) the Closing shall not have occurred by January 31, 1997 (provided that the right to terminate this Agreement under this clause (i) shall not be available to Parent if Sellers' failure to fulfill any of their obligations under this Agreement or their misrepresentation or breach of warranty hereunder has been the sole cause thereof); or

                 (ii) there has been a material breach by Buyer of any covenant or agreement, or a material inaccuracy of any representation or warranty of Buyer, contained in this Agreement which has rendered the satisfaction of any condition to the obligations of Sellers impossible and such breach or inaccuracy has not been cured by Buyer within five Business Days after Buyer's receipt of notice thereof from any Seller, or waived by Parent.

         11.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.1 by Buyer or Parent, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, and, other than as set forth in Section 3.2 with regard to Sellers' right to receive the Deposit as liquidated damages, there shall be no liability hereunder on the part of Buyer or Seller or any of their respective directors, officers, employees, stockholders or representatives, except that the agreements contained in this Section 11.2 and in Article XII and Sections 5.13, 6.6, 9.1 and 9.3 shall survive the termination hereof. Nothing contained in this Section 11.2 shall relieve any party from liability for damages actually incurred (excluding consequential damages) for breach of any covenant or agreement, or for the inaccuracy of any representation or warranty, contained herein.

                                  ARTICLE XII

                    EXTENT AND SURVIVAL OF REPRESENTATIONS,
                      WARRANTIES, COVENANTS AND AGREEMENTS

         12.1 Scope of Representations of Sellers. Except as and to the extent set forth in Article V, Sellers make no other representations or warranties, and disclaim all liability and responsibility for any representation, warranty, statement or information made or communicated (orally or in writing) to Buyer (including, but not limited to, any opinion, information, projection or advice that may have been provided to Buyer by any officer, director, employee, agent, consultant or representative of Sellers, or any Affiliate thereof, including without limitation, Simmons & Company International or Sellers' counsel). WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLERS MAKE NO REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO (A) THE CONTENTS OF THE DESCRIPTIVE MEMORANDUM DATED AUGUST 1996, RELATING TO "THE LAND DRILLING DIVISION OF NOBLE DRILLING CORPORATION",
(B) THE MAINTENANCE, REPAIR, CONDITION, DESIGN, WORKMANSHIP, SUITABILITY, UTILITY OR MARKETABILITY OF THE RIGS OR OTHER PURCHASED ASSETS OR ANY PORTION THEREOF OR PROPERTY THEREON OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR (C) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO BUYER OR ITS AGENTS, CONSULTANTS OR REPRESENTATIVES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, IT BEING THE EXPRESS AGREEMENT OF BUYER AND SELLERS THAT EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, BUYER WILL OBTAIN RIGHTS IN THE PURCHASED ASSETS IN THEIR PRESENT CONDITION AND STATE OF REPAIR, "AS IS" AND "WHERE IS" AND "WITH ALL FAULTS." Buyer acknowledges and affirms that it will have had the opportunity to complete its own independent investigation, analysis and evaluation of the Purchased Assets, that it has been afforded the opportunity to inspect the Purchased Assets, that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby it has relied solely on its own independent investigation, analysis and evaluation of the Purchased Assets and on the express representations and warranties by Sellers made in Article V hereof as a basis for entering into this Agreement, and that it has made all such reviews and inspections of the foregoing as it has deemed necessary or appropriate.

         12.2 Indemnification by Parent. With respect only to the representations, warranties, covenants and agreements made herein that, pursuant to Section 12.5, shall survive after the Closing Date, Parent agrees to reimburse Buyer for, and indemnify and hold Buyer harmless from, any losses, liabilities, claims, demands, damages (excluding consequential damages), costs or expenses (including reasonable attorneys'
fees) of every kind, nature and description (collectively, "Claims") sustained by Buyer arising out of or resulting from any inaccuracy in or breach of any of the representations, warranties, covenants or agreements made by Sellers herein; provided, however, that Parent shall have no liability pursuant to this
Section 12.2 for the first $100,000 of aggregate Claims incurred by Buyer (the "Buyer Basket") and Parent shall be responsible only for such amounts or such Claims as exceed the Buyer Basket; and provided further, however, that the aggregate of all Claims for which Buyer is entitled to reimbursement hereunder shall not exceed the Purchase Price.

         12.3 Indemnification by Buyer. Subject to Section 12.5, Buyer hereby agrees to reimburse Sellers for, and indemnify and hold Sellers harmless from, any Claims sustained by Sellers arising out of or resulting from (i) any inaccuracy in or breach of any of the representations, warranties, covenants or agreements made by Buyer herein or (ii) except to the extent Buyer is entitled to indemnification from Parent in respect of any Sellers' breach of the representations and warranties of Sellers set forth in Section 5.12, damage to the environment, environmental cleanup, remediation or compliance, or for any other relief, arising directly or indirectly from or incident to, the use, occupation, operation, maintenance or condition (whether latent or patent) of any of the Purchased Assets, including without limitation, contamination of the property or premises with Naturally Occurring Radioactive Materials (NORM), whether or not any such Claims result from conditions, actions or inactions present or existing on or before the Closing (collectively, "Environmental Claims"); provided, however, that Buyer shall have no liability pursuant to this Section 12.3 for the first $100,000 of aggregate Claims incurred by Sellers (the "Seller Basket") and Buyer shall be responsible only for such amounts of such Claims as exceed the Seller Basket; and provided further, however, that the aggregate of all Claims for which Sellers are entitled to reimbursement hereunder shall not exceed the Purchase Price.

         12.4 Indemnification Procedure. Any party seeking information or reimbursement for Claims hereunder (the "Indemnified Party") shall notify the party from which such indemnification is sought (the "Indemnifying Party") within 45 Business Days of the assertion of any Claim or discovery of any fact (which fact has been brought to the attention of a responsible executive officer of the Indemnified Party) upon which the Indemnified Party intends to base a claim for indemnification or reimbursement hereunder. The failure of the Indemnified Party so to notify the Indemnifying Party shall relieve the Indemnifying Party from any liability under this Agreement to the Indemnifying Party with respect to such claim for indemnification or reimbursement. In the event of any claims for indemnification or reimbursement, the Indemnifying Party, at its option, may assume (with legal counsel reasonably acceptable to the Indemnified Party) the defense of any claim, demand, lawsuit or other proceeding brought against the Indemnified Party, which claim, demand, lawsuit or other proceeding may give rise to the indemnity or reimbursement obligation of the Indemnifying Party hereunder, and may assert any defense of any party; provided, however, that the Indemnified Party shall have the right at its own expense to participate jointly with the Indemnifying Party in the defense of any claim, demand, lawsuit or other proceeding in connection with which the Indemnified Party claims indemnification or reimbursement hereunder. Notwithstanding the right of the Indemnified Party so to participate, the Indemnifying Party shall have the sole right to settle or otherwise dispose of such claim, demand, lawsuit or other proceeding on such terms as the Indemnifying Party, in its sole discretion, shall deem appropriate with respect to any issue involved in such claim, demand, lawsuit or other proceeding as to which (i) the Indemnifying Party shall have acknowledged the obligation to indemnify the Indemnified Party hereunder, or (ii) the Indemnified Party shall have declined so to participate; provided, however, that no such Claim shall be settled by the Indemnifying Party in any manner that could reasonably be expected to have a material adverse effect on the business of the Indemnified Party and its subsidiaries, taken as a whole, without the prior written consent of the Indemnifying Party.

         12.5 Survival. The representations, warranties, covenants and agreements set forth in this Agreement and in any certificate or instrument delivered in connection herewith shall terminate upon Closing, following which no party may bring any action or present any claim for the inaccuracy or breach of such representations, warranties, covenants and agreements, except that the representations, warranties, covenants and agreements set forth in Sections 3.2, 3.4, 5.1, 5.2, 5.12, 5.13, 6.1, 6.2, 6.6, 9.1, 9.3, 9.5, 9.7, 9.9, 9.10,
9.11, 9.12, 9.14, 9.15, 9.16 and 11.2 and Articles II, VII, VIII, X and XIII and in the General Assignment and the Deeds shall survive the Closing Date.

         12.6 Tax Benefits; Insurance Proceeds. In determining the amount of any Claim, for which any party is entitled to reimbursement under Article XII of this Agreement, the gross amount thereof will be reduced by any correlative net tax benefit or insurance proceeds realized or to be realized by such party and such correlative insurance benefit shall be net of any insurance premium that becomes due as a result of such claim.

         12.7 Applicability of Indemnification Obligation. EACH OF THE AGREEMENTS TO INDEMNIFY, DEFEND OR HOLD HARMLESS CONTAINED IN SECTION 12.2 OR
12.3 SHALL APPLY IRRESPECTIVE OF WHETHER THE SUBJECT CLAIM IS BASED IN WHOLE OR IN PART UPON THE SOLE OR CONTRIBUTORY NEGLIGENCE (WHETHER ACTIVE, PASSIVE OR GROSS), BREACH OF WARRANTY, OR BREACH OR VIOLATION OF ANY DUTY IMPOSED BY ANY LAW OR REGULATION, ON THE PART OF THE BENEFICIARY OF THE AGREEMENT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT.

                                  ARTICLE XIII

                                 MISCELLANEOUS

         13.1 Notices. All notices and other communications required or permitted to be given or made hereunder by either party hereto shall be in writing and shall be deemed to have been duly given if delivered personally or transmitted by first class registered or certified mail, postage prepaid, return receipt requested, or sent by prepaid overnight delivery service, or sent by cable, telegram, telefax or telex, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

                 If to Buyer:

                          Nabors Industries, Inc.
                          515 West Greens Road
                          Suite 1200
                          Houston, Texas  77067-4525
                          Attention:  Richard A. Stratton
                                      Vice Chairman
                          Telephone:  (713) 775-8033
                          Facsimile:  (713) 775-8002

                 If to Sellers:

                          Noble Drilling Corporation
                          10370 Richmond Avenue
                          Suite 400
                          Houston, Texas  77042
                          Attention:  James C. Day, Chairman, President and
                                      Chief Executive Officer
                          Telephone:  (713) 974-3131
                          Facsimile:  (713) 953-1126

                 with a copy to:

                          Thompson & Knight, P.C.
                          1700 Pacific Avenue
                          Suite 3300
                          Dallas, Texas  75201
                          Attention:  Robert D. Campbell
                          Telephone:  (214) 969-1353
                          Facsimile:  (214) 969-1751

         Such notices, demands and other communications shall be effective (i) if delivered personally or sent by courier service, upon actual receipt by the intended receipt, (ii) if mailed, upon the earlier of five days after deposit in the mail or the date of delivery as shown by the return receipt therefor, or
(iii) if sent by telecopy or facsimile transmission, when confirmation of receipt is received.

         13.2 Entire Agreement. This Agreement, including the Schedules, Exhibits, Annexes and other writings referred to herein or delivered pursuant hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

         13.3 Amendments and Waiver; Rights and Remedies. This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of either party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach.

         13.4 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas, without regard to the principles of conflicts of laws thereof.

         13.5    Binding Effect; Assignment.

         (a) This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, and all future conveyances of all or any portion of the Real Property shall expressly recognize and perpetuate the rights and obligations set out in this Agreement; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (by operation of law or otherwise) without the prior written consent of the other party, except as provided in subsection (b) below.

         (b)     (i)      Sellers may upon notice to Buyer cause one or more of
         Parent's wholly owned subsidiaries (direct or indirect) (a "Seller Designee") to purchase any or all of the Purchased Assets from a Seller in order to allow such Seller Designee to become a transferor of such Purchased Assets hereunder; provided, however, that (y) each Seller Designee shall be made a party to this Agreement at or prior to the Closing and (z) no such designation shall relieve any Seller of any of its duties, liabilities or obligations hereunder.

                 (ii) Buyer may upon notice to Sellers direct that title to all or part of the Purchased Assets be taken in one or more of Buyer's wholly owned subsidiaries (direct or indirect) (a "Buyer Designee"); provided, however, that (y) each Buyer Designee shall be made a party to this Agreement at or prior to the Closing and (z) no such designation shall relieve Buyer of any of its duties, liabilities or obligations hereunder.

         13.6 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

         13.7 References. All references in this Agreement to Articles, Sections and other subdivisions refer to the Articles, Sections and other subdivisions of this Agreement unless expressly provided otherwise. The words "this Agreement," "herein," "hereof," "hereby," "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

         13.8 Severability of Provisions. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

         13.9 Gender. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

         13.10 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only, do not constitute a part of this Agreement, and shall not affect in any manner the meaning or interpretation of this Agreement.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.


                                      NABORS INDUSTRIES, INC.



                                      By:
                                         ---------------------------------------
                                         Eugene M. Isenberg, Chairman and
                                         Chief Executive Officer



                                      NOBLE DRILLING CORPORATION



                                      By:
                                         ---------------------------------------
                                         James C. Day, Chairman, President and
                                         Chief Executive Officer



                                      NOBLE PROPERTIES, INC.



                                      By:
                                         ---------------------------------------
                                         Byron L. Welliver, President



                                      NOBLE DRILLING (CANADA) LTD.



                                      By:
                                         ---------------------------------------
                                         James C. Day, President

                        INDEX TO SCHEDULES AND EXHIBITS

Schedule
Number                            Description
------                    ------------------------------------------------------
2.1(a)                    Marketed Rigs
2.1(b)                    Stacked Rigs
2.1(c)                    Inventory
2.1(d)(i)                 Leases
2.1(d)(ii)                Real Property
2.1(e)(ii)                Permits
2.1(f)(i)                 Drilling Contracts
2.1(f)(ii)                Other Contracts
2.5(b)                    Engineering Drawings, etc.
3.4                       Allocation of Purchase Price
5.6                       Seller's Defaults
5.7(a)                    Seller's Litigation
5.7(b)                    Seller's Governmental Notifications
5.8                       Seller's Governmental Approvals
5.9                       Seller's Compliance With Laws
5.14                      Seller's Decrees, etc.
5.15                      Seller's Performance Bonds; Letters of Credit
6.4                       Buyer's Governmental Approvals
10.1(a)                   Employees

Exhibit
Number
------

2.4                       Form of Agreement Regarding Nonassigned Contracts
3.1(a)                    Form of Escrow Agreement
4.2(a)                    Form of General Assignment
4.2(d)                    Form of Deed
7.3                       Form of Buyer's Officer's Certificate
7.4                       Buyer's Opinion of Counsel
8.3                       Form of Sellers' Officer's Certificate
8.4                       Sellers' Opinion of Counsel

                                                              SCHEDULE 2.1(D)(I)


                                     LEASES


1.* Lease Agreement dated March 1, 1992 between Jaygee Brothers and Noble Drilling (U.S.) Inc. relating to yard in Evanstan, Wyoming.

2.* Lease Agreement dated February 20, 1996 between Blackhills Trucking and Noble Drilling (U.S.) Inc. relating to yard in Williston, North Dakota.

3. Lease Amendment Agreement dated May 17, 1994 between Pensionfund Properties Limited and Noble Drilling (Canada) Ltd. relating to office in Calgary, Alberta.





---------------

* This lease is currently held by Noble Drilling (U.S.) Inc., an Affiliate of Parent. Before Closing, either this lease will be assigned to a Seller or Noble Drilling (U.S.) Inc. will become a party to the Agreement.

                                                             SCHEDULE 2.1(D)(II)


                                 REAL PROPERTY

Breen Road facility:      14.9965 acres of land (called 15.0000 acres) being
                          part of a called 37.725 acre tract in a called 450 acre tract, lying in the James Clarkson Survey, Abstract No. 188, Harris County, Texas, as recorded in Volume 971, Page 374 of the Deed Records of Harris
                          County, Texas, said 14.9965 acres.


Shreveport yard:          Block 35, Manchester Subdivision, a subdivision in
                          Caddo Parish, Louisiana, as per plat recorded in Block 150, pages 376 and 377 of the Conveyance
                          Records of Caddo Parish, Louisiana, together with all of Overdyke Avenue, lying to the East of Block 35, Manchester Subdivision and together with KCS Railway right-of-way running across the herein-described property as abandoned in the records of Caddo Parish, Louisiana (also described as Northeast Corner of
                          Pullerton and McClelland).

Oklahoma City facility:   A part of the Northeast Quarter (NE/4) of Section 35,
                          Township 12 North, Range 5 West of the Indian
                          Meridian, Canadian County, Oklahoma, subject to that certain Reciprocal Easement Agreement dated April 14,
                          1992 by and between Noble Drilling Corporation and C
                          K Investment Corp.

Nisku facility:           Plan 862 2163; Block (A); Containing 15.204 hectares
                          (37.57 Acres) more or less; (N.W. 19-50-24-W4);
                          Excepting thereout all mines and minerals.

                                                                    SCHEDULE 5.6


                               SELLER'S DEFAULTS




None.

                                                                 SCHEDULE 5.7(A)


                              SELLER'S LITIGATION




None.

                                                                 SCHEDULE 5.7(B)


                      SELLER'S GOVERNMENTAL NOTIFICATIONS




None.

                                                                    SCHEDULE 5.8


                        SELLER'S GOVERNMENTAL APPROVALS




None.

                                                                    SCHEDULE 5.9


                         SELLER'S COMPLIANCE WITH LAWS




None.

                                                                   SCHEDULE 5.14


                             SELLER'S DECREES, ETC.




None.

                                                                   SCHEDULE 5.15


                 SELLER'S PERFORMANCE BONDS; LETTERS OF CREDIT




None.

                                                                 SCHEDULE 5.7(B)


                      SELLER'S GOVERNMENTAL NOTIFICATIONS




None.

                                                                    SCHEDULE 6.4


                         BUYER'S GOVERNMENTAL APPROVALS




None.